Exhibit 10.36

February 19, 2007

Mr. Michael F. Killea

2537 Holly Point Road East

Orange Park, FL 32073

Dear Michael:

This letter amends your Employment Agreement dated August 22, 2001 (the “Agreement”), with Pacer International, Inc. (“Pacer”), to extend the Severance Period thereunder from twelve (12) months to twenty-four (24) months and to correspondingly amend the definition of the capitalized term “Severance Period” for all purposes of the Agreement. Except as otherwise provided herein, the Agreement remains in full force and effect in accordance with its terms.

If the foregoing accurately sets forth our agreement, please acknowledge that by signing two counterparts of this letter where provided below and forwarding one to Bill Smith for your personnel file. The other counterpart is for your records.

Very truly yours,

/s/ Michael E. Uremovich
Michael E. Uremovich
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Michael F. Killea
Michael F. Killea